Prospectus Supplement No. 5 (to Prospectus dated January 2, 2026)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-292387

BENEFICIENT

71,017,840 Shares of Class A Common Stock

This prospectus supplement updates and supplements the prospectus of Beneficient, a Nevada corporation (the “Company,” “we,” “us” or “our”), dated January 2, 2026, which forms a part of our Registration Statement on Form S-1 (Registration No. 333-292387) (the “Prospectus”). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2026. Accordingly, we have attached the Form 8-K to this prospectus supplement. The information included in the Form 8-K that is furnished shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock, par value $0.001 per share (the “Class A common stock”), is listed on The Nasdaq Capital Market under the symbol “BENF,” and the warrants, with each warrant exercisable for one share of Class A common stock and one share of Series A preferred stock, par value $0.001 per share, at an exercise price of $7,360 (the “Warrants”), are listed on The Nasdaq Capital Market under the symbol “BENFW”. On March 11, 2026, the last reported sales price of the Class A common stock was $3.79 per share, and the last reported sales price of our Warrants was $0.0107 per Warrant. We are an “emerging growth company” and a “smaller reporting company” as defined under the U.S. federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. Certain holders of our Class B common stock, par value $0.001 per share (the “Class B common stock”), have entered into a stockholders agreement concerning the election of directors of the Company, and holders of Class B common stock have the right to elect a majority of the Company’s directors. As a result, the Company is a “controlled company” within the meaning of the Nasdaq Listing Rules and may elect not to comply with certain corporate governance standards.

Investing in our securities involves risk. See the sections entitled “Risk Factors” beginning on page 8 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if any Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 12, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 10, 2026

Beneficient

(Exact Name of Registrant as Specified in Charter)

Nevada	001-41715	72-1573705
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

325 North St. Paul Street, Suite 4850
Dallas, Texas 75201
(Address of Principal Executive Offices, and Zip Code)

(214) 445-4700

Registrant’s Telephone Number, Including Area Code

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of Class A common stock, par value $0.001 per share	BENF	Nasdaq Stock Market LLC

Warrants, each whole warrant exercisable for one share of Class A common stock, par value $0.001 per share, and one share of Series A convertible preferred stock, par value $0.001 per share	BENFW	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, Beneficient Financing, L.L.C. (the “Borrower”), a wholly owned subsidiary of Beneficient, a Nevada corporation (the “Company”), and Beneficient Company Holdings, L.P., as guarantor (the “Guarantor” and together with the Borrower, the “Loan Parties”), are party to that certain Credit and Guaranty Agreement (as amended, the “Credit Agreement”), dated October 19, 2023, with HH-BDH, LLC (“HH-BDH”) acting as the lender. HH-BDH’s sole member is Hicks Holdings Operating, LLC, a Delaware limited liability company (“Hicks Holdings”). The managing member of Hicks Holdings is Mack Hicks, who was appointed as a member of the Company’s board of directors (the “Board”) following execution of the Letter Agreement (as defined below). HH-BDH receives customary fees and expenses in its capacity as a lender and as the administrative agent under the Credit Agreement and holds securities of the Company and its subsidiaries. Hicks Holdings may be deemed to have a direct or indirect material financial interest with respect to the transactions contemplated by the Credit Agreement.

As previously disclosed, on January 12, 2026, the Company completed the repayment of the outstanding principal amount of the loans made pursuant to the Credit Agreement of approximately $27.5 million prior to the stated maturity date of October 19, 2026.

On March 10, 2026, HH-BDH and the Loan Parties entered into that certain Letter Agreement (the “Letter Agreement”), pursuant to which the Credit Agreement was amended to provide for the payment of the remaining $1.66 million in interest and fees outstanding under the Credit Agreement. For the payment of the outstanding interest and fees, (i) the Company agreed to issue HH-BDH 149,904 shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A common stock” and such shares, the “HH-BDH Shares”), having an aggregate value of $572,588 based on the five-day volumed-weighted average price per share of the Class A common stock on March 10, 2026, and (ii) the Borrower agreed to pay HH-BDH an amount in cash equal to $1,000,000 not later than five business days following September 30, 2026. Additionally, for the payment of outstanding expenses, the Borrower agreed to pay HH-BDH an amount in cash equal to $94,365 not later than five business days following March 31, 2026. Additionally, the Letter Agreement also provided HH-BDH with certain piggyback registration rights for the HH-BDH Shares, subject to certain limitations set forth therein.

The foregoing description of the Letter Agreement is a summary only, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Letter Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 regarding the HH-BDH Shares is incorporated by reference into this Item 3.02.

The HH-BDH Shares were issued in reliance on the exemption from registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), as provided by Section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 10, 2026, the Board appointed Mack Hicks to serve as a director of the Company.

Mr. Hicks is currently Chief Executive Officer of Hicks Holdings LLC, a single-family office with an operating private equity and real estate investment businesses and has been with the firm since 2007. Mr. Hicks is the Co-Founder of Accresa Health, a payment technology company focused on healthcare, and has served as a partner at Accresa since 2015. Prior to his involvement with Hicks Holdings, Mr. Hicks was a research analyst at Halcyon Asset Management LLC, a multi-strategy hedge fund where he was involved in investments in fixed income securities and in public and private equity transactions. Prior to that, he worked at Credit Suisse First Boston as an analyst in the Financial Sponsors and Leverage Finance Groups. Mr. Hicks previously served on the board of Sight Sciences, Inc. (Nasdaq: SGHT), an ophthalmic medical device company focused on the development and commercialization of surgical and nonsurgical technologies for the treatment of prevalent eye diseases, from 2011 to 2023. Mr. Hicks received his B.A. in History from the University of Texas at Austin, and is a graduate of the Owner/President Management Program at the Harvard Business School of Executive Education.

As of the date of this filing, Mr. Hicks has not been appointed to any committees of the Board, and the terms of Mr. Hicks’s compensation for serving on the Board have not been determined.

Mr. Hicks’s appointment was made in connection with the Company’s obligations pursuant to that certain Stockholders Agreement, by and among the Company and the stockholders named therein, dated June 6, 2023 (the “Stockholders Agreement”). Pursuant to the Stockholders Agreement, Hicks Holdings maintains the right to designate one individual as a member of the Board and designated Mr. Hicks pursuant to its rights thereunder. Other than the Stockholders Agreement, there are no other arrangements or understandings between any persons pursuant to which Mr. Hicks was named a director of the Company.

Mr. Hicks serves as the sole member of Hicks Holdings. From time to time, the Company has engaged in transactions with Hicks Holdings and HH-BDH, whose sole member is Hicks Holdings, which may result in Mr. Hicks having a direct or indirect material financial interest with respect to certain transactions which are required to be reported under Item 404(a) of Regulation S-K. As described above, the Loan Parties are party to the Credit Agreement with HH-BDH, and the information set forth in Item 1.01 regarding the Credit Agreement and the Letter Agreement is incorporated by reference into this Item 5.02.

As of March 11, 2026, HH-BDH held 11,710,609 shares of the Company’s Class A common stock, and Hicks Holdings held 2,066 shares of the Company’s Class B common stock, par value $0.001 per share. Additionally, HH-BDH holds the following partnership interests in the Company’s subsidiary Beneficient Company Holdings, LP: Preferred Series A Subclass 0 Unit Accounts with a capital account balance of $15.2 million as of December 31, 2025, 1 Class S Preferred Units and 455 Class S Ordinary Units.

For additional information regarding the relationship between Hicks Holdings, HH-BDH and the Company, see the information disclosed under “Certain Relationships and Related Party Transactions” in the Company’s proxy statement for its 2025 annual meeting of stockholders, filed with the Securities and Exchange Commission on March 21, 2025, and incorporated by reference herein.

Item 7.01.	Regulation FD Disclosure.

On March 12, 2026, the Company issued a press release announcing Mr. Hicks’s appointment to the Board and describing the terms of the Letter Agreement. A copy of such press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information in this Item 7.01 of Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section and is not incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

10.1	Letter Agreement, dated March 10, 2026, by and among HH-BDH LLC, Beneficient Financing, L.L.C. and Beneficient Company Holdings, L.P.

99.1	Press Release issued by Beneficient on March 12, 2026.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENEFICIENT

By:	/s/ Gregory W. Ezell
Name:	Gregory W. Ezell
Title:	Chief Financial Officer
Dated:	March 12, 2026

Exhibit 10.1

March 10, 2026

HH-BDH LLC

c/o Hicks Holdings Operating, LLC

2200 Ross Ave., Ste. 4600W

Dallas, TX 75201

Attn: Mack Hicks

Mr. Hicks:

Reference is made to that certain Credit and Guaranty Agreement, dated as of October 19, 2023, by and among HH-BDH LLC, a Delaware limited liability company, in its capacity as lender and as administrative agent (“Lender”), Beneficient Financing, L.L.C., a Delaware limited liability company (“Borrower”), and Beneficient Company Holdings, L.P., a Delaware limited partnership (“Guarantor”) pursuant to which Lender provided secured term loans to Borrower (as amended by that certain First Amendment No. 1 and Waiver No. 1 to Credit and Guaranty Agreement and Each Other Loan Document dated as of August 16, 2024 and as otherwise amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

As of the date hereof, Borrower has repaid in full all outstanding principal amounts advanced under the Credit Agreement. Borrower and Lender acknowledge that certain accrued and unpaid interest and fees in an amount equal to $1,572,588 (the “Outstanding Interest and Fees”) and reimbursable costs and expenses in an amount equal to $94,365 (the “Outstanding Expenses” and together with the Outstanding Interest and Fees, the “Outstanding Amounts”), remain outstanding under the Credit Agreement. The parties desire to amend the Credit Agreement on the terms set out herein (this “Amendment”) to provide for the satisfaction of the Outstanding Amounts, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Outstanding Amounts. The Outstanding Amounts owed to Lender shall be satisfied as follows:

a) Outstanding Interest and Fees. (i) Upon the effectiveness of this Amendment, Beneficient, a Nevada corporation and ultimate parent company of Borrower (“Ben Nevada”), shall issue to Lender that number of shares (the “Shares”) of Ben Nevada’s Class A common stock, par value $0.001 per share (“Common Stock”), having an aggregate value equal to $572,588, as calculated by dividing such aggregate value by the five (5) day volume-weighted average price per share of the Common Stock as of the date of issuance. (ii) Borrower shall pay to Lender an amount in cash equal to $1,000,000 not later than five (5) Business Days following September 30, 2026 (the “Cash Payment”).

b) Outstanding Expenses. Borrower shall pay to Lender an amount in cash equal to the Outstanding Expenses not later than five (5) Business Days following March 31, 2026.

Amounts or Shares paid or delivered pursuant to this Section 1 shall be applied to the Outstanding Amounts as received, and each such amount shall be deemed satisfied in full upon payment or delivery thereof in accordance with the terms hereof, provided, that no partial payment or delivery shall constitute a waiver of Lender’s right to receive all remaining Outstanding Amounts in accordance with the terms hereof. Upon payment and delivery of the Outstanding Amounts as provided in this Section 1, (i) all liabilities, obligations and indebtedness of Borrower and Guarantor under the Credit Agreement shall be irrevocably satisfied, discharged, and terminated in full, all without any further action being required to effectuate the foregoing, except for provisions that expressly survive termination by their terms, and (ii) all of the security interests, mortgages, deeds of trust, liens and pledges in favor of the Lender under each of the Loan Documents, and all guarantees of the Obligations under each of the Loan Documents, in each case, shall be automatically terminated and released, all without any further action being required to effectuate the foregoing.

In the event that any cash payment required to be made pursuant to this Section 1 is not paid when due, such overdue amount shall bear interest from the date such payment was due until the date of actual payment at a rate per annum equal to 12%.

2. Lender’s Representations and Warranties. Lender hereby represents and warrants to, and agrees with, Borrower and Ben Nevada as follows:

a) No Government Recommendation or Approval. Lender understands that no federal or state agency has passed upon or made any recommendation or endorsement of the offering of the Shares.

b) No Conflicts. The execution, delivery and performance of this Amendment and the consummation by Lender of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) the formation and governing documents of Lender, (ii) any agreement, indenture or instrument to which Lender is a party, (iii) any law, statute, rule or regulation to which Lender is subject, or (iv) any agreement, order, judgment or decree to which Lender is subject.

c) Organization and Authority. Lender is a Delaware limited liability company, validly existing and in good standing under the laws of Delaware and possesses all requisite power and authority necessary to carry out the transactions contemplated by this Amendment. Upon execution and delivery, this Amendment will be a legal, valid and binding agreement of Lender, enforceable against Lender in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or insolvency laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

d) Experience, Financial Capability and Suitability. Lender is: (i) sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Shares and (ii) able to bear the economic risk of its investment in the Shares for an indefinite period of time because the Shares have not been registered under the Securities Act (as defined below) and therefore cannot be resold unless such transaction is registered under the Securities Act or an exemption from such registration is available. Lender is capable of evaluating the merits and risks of its investment in Ben Nevada and has the capacity to protect its own interests. Lender must bear the economic risk of this investment until the Shares are sold pursuant to: (x) an effective registration statement under the Securities Act or (y) an exemption from registration available with respect to such sale. Lender is able to bear the economic risks of an investment in the Shares and to afford a complete loss of Lender’s investment in the Shares.

e) Access to Information; Independent Investigation. Prior to the execution of this Amendment, Lender has had the opportunity to ask questions of and receive answers from representatives of Ben Nevada concerning an investment in Ben Nevada, as well as the finances, operations, business and prospects of Ben Nevada, and the opportunity to obtain additional information to verify the accuracy of all information so obtained. In determining whether to make this investment, Lender has relied solely on Lender’s own knowledge and understanding of Ben Nevada and its business based upon Lender’s own due diligence investigation and the information furnished pursuant to this paragraph. Lender understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this Section 2, and Lender has not relied on any other representations or information in making its investment decision, whether written or oral, relating to Ben Nevada, its operations or its prospects.

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f) Regulation D Offering. Lender represents that it is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and acknowledges the sale contemplated hereby is being made in reliance on a private placement exemption applicable to “accredited investors” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act or similar exemptions under federal and state law.

g) Investment Purposes. Lender is purchasing the Shares solely for investment purposes, for Lender’s own account and not for the account or benefit of any other person, and not with a view towards the distribution or dissemination thereof. Lender did not enter into this Amendment as a result of any general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act.

h) Restrictions on Transfer. Lender understands the Shares are being offered in a transaction not involving a public offering within the meaning of the Securities Act. Lender understands the Shares will be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and Lender understands that any certificate or book entries representing the Shares will contain a legend in respect of such restrictions. If in the future Lender decides to offer, resell, pledge or otherwise transfer the Shares, such Shares may be offered, resold, pledged or otherwise transferred only in accordance with the provisions of Section 4 hereof. Lender agrees that if any transfer of its Shares or any interest therein is proposed to be made, as a condition precedent to any such transfer, Lender may be required to deliver to Ben Nevada an opinion of counsel reasonably satisfactory to Ben Nevada. Absent registration under the Securities Act or an exemption therefrom, Lender agrees not to resell the Shares.

i) No Governmental Consents. No governmental, administrative or other third-party consents or approvals are required, necessary or appropriate on the part of Lender in connection with the transactions contemplated by this Amendment.

3. Ben Nevada’s Representations, Warranties and Agreements. Each of Borrower and Ben Nevada, as applicable, hereby represents and warrants to Lender and agrees with Lender as follows:

a) Organization and Corporate Power. Ben Nevada is a Nevada corporation and is qualified to do business in every jurisdiction in which the failure to do so qualify would reasonably be expected to have a material adverse effect on its financial condition, operating results or assets. Ben Nevada possesses all requisite corporate power and authority necessary to carry out the transactions contemplated by this Amendment.

b) No Conflicts. The execution, delivery and performance of this Amendment and the consummation by Ben Nevada of the transactions contemplated hereby do not violate, conflict with or constitute a default under (i) its Articles of Incorporation or Bylaws, (ii) any agreement, indenture or instrument to which Ben Nevada or Borrower is a party, (iii) any law, statute, rule or regulation to which Ben Nevada or Borrower is subject, or (iv) any agreement, order, judgment or decree to which Ben Nevada or Borrower is subject.

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c) Title to Securities. Upon issuance in accordance with, and payment pursuant to, the terms hereof, the Shares will be duly and validly issued, fully paid and nonassessable. Upon issuance in accordance with the terms hereof Lender will have or receive good title to the Shares, free and clear of all liens, claims and encumbrances of any kind, other than (a) transfer restrictions hereunder and other agreements to which the Shares may be subject which have been set forth herein and (b) transfer restrictions under federal and state securities laws.

d) No Adverse Actions. There are no actions, suits, investigations or proceedings pending, threatened against or affecting Ben Nevada or Borrower which: (i) seek to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Amendment or (ii) question the validity or legality of any transactions or seek to recover damages or to obtain other relief in connection with any transactions.

4. Restrictions on Transfer.

a) Securities Law Restrictions. Lender agrees not to sell, transfer, pledge, hypothecate or otherwise dispose of all or any part of the Shares unless, prior thereto (a) a registration statement on the appropriate form under the Securities Act and applicable state securities laws with respect to the Shares proposed to be transferred shall then be effective or (b) Ben Nevada has received an opinion from counsel reasonably satisfactory to Ben Nevada, that such registration is not required because such transaction is exempt from registration under the Securities Act and the rules promulgated by the Securities and Exchange Commission thereunder and under all applicable state securities laws.

b) Restrictive Legends. All certificates representing the Shares shall have endorsed thereon legends substantially as follows:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL (IF THE COMPANY SO REQUESTS), IS AVAILABLE.”

5. Assignment. The rights and obligations under this Amendment may not be assigned by any party hereto without the prior written consent of the other parties, not to be unreasonably withheld, conditioned or delayed; provided that, following prior written notice to Ben Nevada and Borrower, Lender may assign the Shares and its rights and obligations under this Amendment to Hicks Holdings Operating, LLC or its affiliate.

6. Registration Rights.

a) Piggyback Registration. If Ben Nevada proposes to register any Common Stock under the Securities Act (other than on Form S-4 or S-8), Ben Nevada shall notify Lender at least ten (10) days prior to filing and include all Shares that Lender requests to be included, subject to underwriter cutback only after all securities Ben Nevada proposes to sell for its own account are included. Lender’s piggyback registration rights are limited to a single registration statement and shall not apply to any future registration statements filed by Ben Nevada following the first registration statement in which Lender either participates or declines to participate. If Lender elects to register any Shares pursuant to this Section, or if Lender fails to respond to Ben Nevada’s notice within ten (10) days of receipt thereof, Lender shall have no further rights to include any Shares in any subsequent registration statement filed by Ben Nevada, and the rights granted to Lender under this Section shall terminate.

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b) Cooperation. Ben Nevada shall provide Lender with customary notices, copies of all registration materials, and shall take all actions reasonably necessary to maintain the effectiveness of any registration statement. Lender shall provide information reasonably requested by Ben Nevada for inclusion in any registration statement.

c) Rule 144. Ben Nevada shall use commercially reasonable efforts to remain current in its securities reporting obligations to facilitate resales under Rule 144.

7. General Provisions.

a) General. The provisions of the Credit Agreement, as modified by this Amendment, shall remain in full force and effect following the date hereof. On and after the date hereof, this Amendment shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents. On and after the date hereof, the terms “Agreement”, “this Agreement”, “herein”, “hereinafter”, “hereto”, “hereof”, and words of similar import, as used in the Credit Agreement, shall, unless the context otherwise requires, mean the Credit Agreement, as modified by this Amendment.

b) Counterparts. Section 10.13 of the Credit Agreement is hereby incorporated by reference mutatis mutandis.

c) Governing Law; Jurisdiction; Waiver of Venue; Service of Process; Waiver of Jury Trial. Sections 10.12 and 10.18 of the Credit Agreement are incorporated herein, mutatis mutandis.

d) Severability of Provisions. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision held to be invalid or unenforceable.

8. Costs and Expenses. Borrower and Ben Nevada, jointly and severally, shall pay to Lender on demand all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (a) any further amendment or modification of the Credit Agreement or any other Loan Document, and (b) the enforcement or protection of Lender’s rights under this Amendment or any other Loan Document.

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IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

BORROWER:

Beneficient Financing, L.L.C., a limited liability company organized under the laws of the State of Delaware

By:	/s/ David Rost
Name:	David Rost
Title:	Authorized Signatory

BEN NEVADA:

Beneficient, a corporation incorporated under the laws of the State of Nevada

By:	/s/ David Rost
Name:	David Rost
Title:	Authorized Signatory

AGREED AND ACCEPTED:

LENDER:

HH-BDH LLC, a limited liability company

organized under the laws of the State of

Delaware

By:	/s/ Mack Hicks
Name:	Mack Hicks
Title:	Authorized Signatory

Exhibit 99.1

Beneficient Appoints Mack H. Hicks to Board of Directors

Dallas, TX – March 12, 2026 (GlobeNewswire) – Beneficient (Nasdaq: BENF), a technology-enabled platform providing exit opportunities and primary capital solutions and related trust and custody services to holders of alternative assets, today announced the appointment of Mack H. Hicks as a member of the Company’s Board of Directors (the “Board”).

Mr. Hicks currently serves as Chief Executive Officer of Hicks Holdings LLC, the Dallas-based family office with operating private equity and real estate investment businesses founded by his late father and private equity pioneer, Thomas O. Hicks, who served as Chairman of the Board of Beneficient until his passing in December of 2025. Mr. Hicks also serves as Managing Partner of Hicks Equity Partners LLC, a Registered Investment Advisor, which has a long history in controlled private equity investments with a focus on unique structured equity and credit investments.

Through these leadership positions, Mr. Hicks has been involved in sourcing and managing corporate acquisitions across multiple market sectors and has managed numerous portfolio investments. Mr. Hicks currently serves on the boards of Standard Industrial Manufacturing, Bucked Up, Face Haus, Vayner Sports, and Accresa Health. He received a Bachelor of Arts from the University of Texas at Austin and completed the prestigious Owner/President Management Program at Harvard Business School.

“We are honored to continue the legacy of Tom Hicks through the appointment of Mack to the Board, a highly qualified corporate executive and seasoned deal maker,” said the Company’s Interim CEO, James Silk. “His experience sourcing and managing middle market private equity transactions will be invaluable as we sharpen our focus on disciplined growth, capital formation and driving long-term value for our shareholders and customers.”

Separately, as previously disclosed, on October 19, 2023, a subsidiary of the Company entered into a credit agreement with HH-BDH LLC, an affiliate of Mr. Hicks (the “Lender”), pursuant to which the Company ultimately borrowed an aggregate of approximately $27.5 million. Earlier this year, the Company repaid all principal amounts under the credit agreement in full.

On March 10, 2026, prior to Mr. Hicks’ appointment to the Board, the parties entered into an amendment to the credit agreement providing for satisfaction of the remaining approximately $1.66 million in accrued interest, fees and expenses through the issuance of $572,588 of the Company’s Class A common stock and a deferred cash payments of $94,365, payable on March 31, 2026 and $1,000,000, payable on September 30, 2026. The Company believes that the reduced and deferred cash obligations will increase near-term financial flexibility and permit the Company to satisfy such amounts in a manner that is aligned with the Company’s near-term capital strategy and consistent with its focus on preserving liquidity. Additional details regarding the amendment are set forth in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on the date hereof.

About Beneficient

Beneficient (Nasdaq: BENF) – Ben, for short – is on a mission to democratize the global alternative asset investment market by providing traditionally underserved investors − mid-to-high net worth individuals, small-to-midsized institutions and General Partners seeking exit options, anchor commitments and value-added services for their funds – with solutions that could help them unlock the value in their alternative assets.

Its subsidiary, Beneficient Fiduciary Financial, L.L.C., received its charter under the State of Kansas’ Technology-Enabled Fiduciary Financial Institution (TEFFI) Act and is subject to regulatory oversight by the Office of the State Bank Commissioner.

For more information, visit www.trustben.com or follow us on LinkedIn.

Investors

investors@beneficient.com

Contacts

Matt Kreps: 214-597-8200, mkreps@darrowir.com

Michael Wetherington: 214-284-1199, mwetherington@darrowir.com

Investor Relations: investors@beneficient.com

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the repayment of outstanding amounts under the credit agreement and the Company’s future plans and capital strategy. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are based on our management’s beliefs, as well as assumptions made by, and information currently available to, them. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected.

Important factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, among others: the risks, uncertainties, and factors set forth under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and its subsequently filed Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made. The Company assumes no obligation to update forward-looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable law.